Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013

Net earnings per diluted share were $1.08 for the fourth quarter and $3.98 for fiscal year 2013; revenues were $770 million for the fourth quarter and $2.9 billion for the fiscal year; backlog rises 1 percent despite $156 million adjustment

PALO ALTO, Calif., Oct. 23, 2013 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $1.08 per diluted share in the fourth quarter of fiscal year 2013, equal to the year-ago quarter. Net earnings per diluted share for fiscal year 2013 were $3.98, up 6 percent from $3.76 in fiscal year 2012.

Varian’s company-wide revenues totaled $770 million for the fourth quarter of fiscal year 2013, up 2 percent from the year-ago quarter. Revenues for fiscal year 2013 were $2.9 billion, up 5 percent from the fiscal year 2012 total.

The company ended fiscal year 2013 with a $2.9 billion backlog, up slightly from the end of fiscal year 2012. As a result of ongoing uncertainty in the U.S. healthcare environment as well as a higher level of cancellations in the quarter relating to orders from small free standing clinic developers whose projects did not move forward, the company re-evaluated similar transactions and decided to adjust its backlog downward by $156 million. To provide additional detail going forward, beginning in the fourth quarter of 2013, the company is changing its presentation of orders to gross orders. For comparability, the attached financial tables include both gross and net orders for fiscal years 2013 and 2012.

“This was a quarter of mixed but promising results for Varian,” said Dow R. Wilson, president and CEO of Varian Medical Systems. “Oncology Systems grew gross orders on a global basis versus a strong year-ago comparison despite ongoing weakness in the US healthcare market. Our X-Ray Products business delivered a record performance with robust growth in orders for its tubes and panels for filmless imaging. We are confident in the long-term growth prospects in all of our businesses.”

Oncology Systems

Oncology Systems’ fourth quarter revenues totaled $585 million, down 1 percent from the same period of fiscal year 2012, and fiscal year revenues were $2.3 billion, up 3 percent from fiscal year 2012. “Customers took delivery of treatment systems as expected in the quarter, however, short cycle sales of upgrades that normally occur during a quarter did not materialize and the Oncology Systems business fell short of its revenue targets,” Wilson said.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 2

Compared to the fourth quarter of fiscal year 2012, Oncology Systems’ fourth quarter gross orders rose 3 percent to $841 million and net orders fell 13 percent to $685 million including the backlog adjustment. Compared to fiscal year 2012 totals, Oncology Systems’ fiscal year 2013 gross orders rose 2 percent to $2.6 billion and net orders fell 4 percent to $2.3 billion.

Compared to the year-ago quarter, gross orders in international markets grew by 12 percent, more than offsetting a 6 percent decline in North America. On a constant currency basis, gross orders in international markets grew by 15 percent during the fourth quarter with solid gains in Asia and the Rest of the World. Net orders grew by 6 percent in international markets while falling 35 percent in North America, including the backlog adjustment.

“The U.S. market remains a replacement market.” said Wilson. “We continued to see growing interest in our new stereotactic radiosurgery products as well as our software and service offerings that we believe are setting the stage for long-term growth in this market. In the meantime, the U.S. market is challenged by ongoing uncertainties related to the implementation of healthcare reform, cumulative cuts in reimbursements for freestanding clinics, and consolidation of radiation oncology centers. We believe these factors are causing customers to change business models and to slow purchasing decisions.”

X-Ray Products

Fourth quarter revenues for the X-Ray Products business were $138 million, up 6 percent from the year-ago quarter, and revenues for fiscal year 2013 were $546 million, up 11 percent from the prior fiscal year. Compared to the corresponding periods in fiscal year 2012, X-Ray Products’ fourth quarter gross orders rose 26 percent to $183 million, and fiscal year gross orders rose 15 percent to $585 million. There was no material difference between gross and net orders for the X-ray business during the quarter or fiscal year.

“Our X-Ray Products business generated double digit order growth for the quarter and the fiscal year in both tubes and flat panels,” Wilson said. “Our components are being designed into next-generation imaging equipment from several large manufacturers, and we appear to be gaining share in this market.”

Other

The company’s Other category, which is comprised of the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded fourth quarter revenues of $47 million versus $36 million in the year-ago quarter. Revenues for fiscal year 2013 rose to $144 million from $125 million in fiscal year 2012. The revenue gains for both the quarter and the fiscal year were driven by ongoing proton projects in San Diego, Saudi Arabia and Russia.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 3

Gross orders in the Other Category were $18 million for the fourth quarter and $86 million for the full fiscal year 2013, down $130 million from the prior year when the company booked two proton orders totaling over $120 million. There was no material difference between gross and net orders for the Other category.

The company finished the fiscal year with $1.1 billion in cash and cash equivalents and $506 million of debt. Cash flow from operations was $155 million for the quarter and $455 million for the fiscal year. During the fourth quarter, the company spent $135 million to repurchase 1.9 million shares of common stock.

Outlook

“We remain confident and committed to executing on our strategic initiatives – global growth, innovation, software and service, commercializing protons and operational excellence. Our product line and global presence has never been stronger,” said Wilson. “The company is driving for continued growth in all of our businesses during fiscal year 2014.

“For the first quarter of fiscal year 2014, we expect revenues to grow by 6 to 7 percent and earnings per diluted share to be in the range of $0.87 to $0.91. For fiscal year 2014, we expect revenues to grow in the range of 6 to 8 percent and earnings per diluted share to be in the range of $4.22 to $4.34.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its fourth quarter fiscal year 2013 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1 877-660-6853 from inside the U.S or 1-201-612-7415 from outside the U.S. and entering confirmation code 422052. The telephone replay will be available through 5 p.m. PT, Friday, October 25, 2013.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 4

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,400 people who are located at manufacturing sites in North America, Europe, and China and 72 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as our Edge™ radiosurgery system, TrueBeam™ and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “believe,” “expect,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q4 QTR 2013	Q4 QTR 2012	Q4YTD 2013	Q4 YTD 2012
Gross orders (1)	$1,042.3	994.0	3,224.8	3,223.0
Oncology Systems	841.2	818.9	2,554.0	2,500.3
X-Ray Products	182.9	145.4	584.7	506.5
Other	18.2	29.7	86.1	216.2

Order backlog	$2,869.0	2,844.3	2,869.0	2,844.3

Revenues	$769.9	756.1	2,942.9	2,807.0
Oncology Systems	585.3	590.1	2,252.7	2,189.5
X-Ray Products	137.8	130.1	546.4	492.6
Other	46.8	35.9	143.8	124.9

Cost of revenues	$441.4	432.9	1,693.2	1,610.7

Gross margin	328.5	323.2	1,249.7	1,196.3
As a percent of revenues	42.7%	42.8%	42.5%	42.6%

Operating expenses
Research and development	56.8	45.9	208.2	185.7
Selling, general and administrative	110.7	109.5	432.6	416.5

Operating earnings	161.0	167.8	608.9	594.1
As a percent of revenues	20.9%	22.2%	20.7%	21.2%

Interest income, net	0.8	0.7	3.2	1.8
Earnings before taxes	161.8	168.5	612.1	595.9
Taxes on earnings	44.5	48.3	173.9	168.9
Net earnings	$117.3	120.2	438.2	427.0
As a percent of revenues	15.2%	15.9%	14.9%	15.2%

Net earnings per share – basic	$1.09	1.09	4.04	3.83

Net earnings per share – diluted	$1.08	1.08	3.98	3.76

Shares used in the calculation of net earnings per share:

Average shares outstanding - basic	107.2	110.0	108.4	111.4
Average shares outstanding - diluted	108.8	111.6	110.1	113.5

(1) Beginning in the fourth quarter of fiscal year 2013, the Company changed the presentation of orders from net orderst o gross orders. The supplemental information on gross and net orders is presented for the quarters of fiscal years 2013 and 2012, on the table below for comparison purpose.

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Gross and Net Orders

(Unaudited)

	FY 2013					FY 2012
(In Millions)	Q113	Q213	Q313	Q413	FY 2013	Q112	Q212	Q312	Q412	FY 2012
Gross Orders	$651.7	757.7	773.1	1,042.3	3,224.8	$627.4	895.0	706.6	994.0	3,223.0
Oncology Systems	508.8	576.9	627.1	841.2	2,554.0	505.6	596.8	579.0	818.9	2,500.3
X-Ray Products	133.8	143.8	124.2	182.9	584.7	110.2	130.6	120.3	145.4	506.5
Other	9.1	37.0	21.8	18.2	86.1	11.6	167.6	7.3	29.7	216.2

	FY 2013					FY 2012
	Q113	Q213	Q313	Q413	FY 2013	Q112	Q212	Q312	Q412	FY 2012
Net Orders	$619.2	735.8	726.5	886.0	2,967.5	$606.1	862.8	689.4	963.6	3,121.9
Oncology Systems	476.9	555.1	582.0	685.0	2,299.0	484.7	564.8	562.0	788.6	2,400.1
X-Ray Products	133.2	143.7	122.7	182.8	582.4	109.8	130.4	120.1	145.3	505.6
Other	9.1	37.0	21.8	18.2	86.1	11.6	167.6	7.3	29.7	216.2

Varian Medical Systems Reports Results for Fourth Quarter of Fiscal Year 2013	Page 7

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 27, 2013 (Unaudited)	September 28, 2012 (1)
Assets
Current assets
Cash and cash equivalents	$1,117,861	$704,570
Short-term investment	62,700	49,709
Accounts receivable, net	698,254	691,806
Inventories	535,223	457,869
Deferred tax assets and other	290,745	266,561
Total current assets	2,704,783	2,170,515

Property, plant and equipment	715,991	653,424
Accumulated depreciation and amortization	(400,660)	(356,832)
Property, plant and equipment, net	315,331	296,592

Goodwill	225,335	222,242
Other assets	223,025	189,377
Total assets	$3,468,474	$2,878,726

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$194,272	$180,736
Accrued expenses	320,884	336,568
Deferred revenues	389,479	369,456
Advance payments from customers	160,644	141,972
Product warranty	39,050	52,799
Short-term borrowings	-	155,000
Current maturities of long-term debt	56,250	-
Total current liabilities	1,160,579	1,236,531
Other long-term liabilities	144,048	126,169
Long-term debt	450,000	6,250
Total liabilities	1,754,627	1,368,950

Stockholders’ Equity
Common stock	106,491	109,407
Capital in excess of par value	637,084	563,875
Retained earnings and accumulated other comprehensive loss	970,272	836,494
Total stockholders’ equity	1,713,847	1,509,776
Total liabilities and stockholders’ equity	$3,468,474	$2,878,726

(1)	The condensed consolidated balance sheet as of September 28, 2012 was derived from audited financial statements as of that date. Certain items were reclassified to conform to the current period presentation. There was no change in current or total assets, current or total liabilities or total stockholders’ equity.